Exhibit 3.1

AMENDMENT TO THE BYLAWS
OF GRAY TELEVISION, INC.

THIS AMENDMENT TO THE BYLAWS OF GRAY TELEVISION, INC. (the “Amendment”) is made and shall be effective as of the 6th day of April, 2006.

W I T N E S S E T H:

WHEREAS, the Board of Directors of Gray Television, Inc., a Georgia corporation (the “Company”), has authorized and approved the amendment of the Bylaws of the Company described below;

NOW, THEREFORE, Article II, Section 3 of the Bylaws of the Company is hereby deleted in its entirety and the following is substituted in lieu thereof:

“Section 3. Place of Meeting. The Board of Directors may designate any place in or out of the State of Georgia as the place of meeting for any annual meeting or for any special meeting called by the Board of Directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal office of the Company in the State of Georgia.”

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the day and year first above written.

/S/ JAMES C. RYAN

James C. Ryan

Chief Financial Officer and

Senior Vice President